                          THE GOLDSTEIN LAW GROUP, P.C.
                             65 BROADWAY, 10TH FLOOR
                            NEW YORK, NEW YORK 10006

SHELDON E. GOLDSTEIN                                   TELEPHONE: (212) 809-4220
SCOTT H. GOLDSTEIN *                                   FACSIMILE: (212) 809-4228
DANIEL C. CALLAWAY  **                                    E-MAIL: seg@glglaw.com
JEFFREY M. STEIN                                             WEBSITE: glglaw.com
DAVID M. SOBEL ***
ALSO ADMITTED IN * PA, ** MA, *** CT

                                                              August 7, 2002

Via Edgar and Facsimile
------------------------

Small Business Office-Special Counsel
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Attention: Brad Kamlet

         Re:  Information Statement
              ---------------------

Dear Mr. Kamlet:

         This shall confirm that Moneyzone.com, Inc. hereby withdraws the
Schedule 14C filed on August 2, 2002.  Should you have any other questions please contact the undersigned.

                                                              Very truly yours,

                                                              Jeffrey Stein